Exhibit 10.1

Third Amended and Restated Credit Agreement

Dated as of November 19, 2021,

among

LTC Properties, Inc.,

the Lenders from time to time parties hereto,

Bank of Montreal,

as Administrative Agent and L/C Issuer,

KeyBank National Association,

as Syndication Agent,

Citizens Bank, N.A. and Wells Fargo Bank, National Association,

as Co-Documentation Agents

and

Bank of Montreal,
as Sustainability Agent

BMO Capital Markets Corp., Citizens Bank, N.A.,

KeyBank Capital Markets Inc., and Wells Fargo Securities, LLC,

as Joint Lead Arrangers and Joint Book Runners

and

MUFG Union Bank, N.A.,

as Senior Managing Agent

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-iii-

Exhibit A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D-1	—	Revolving Note
Exhibit D-2	—	Term Note
Exhibit D-3	—	Incremental Term Note
Exhibit E	—	Compliance Certificate
Exhibit F	—	Assignment and Assumption
Exhibit G	—	Commitment Amount Increase Request
Exhibit H-1	—	Form of U.S. Tax Compliance Certificate
Exhibit H-2	—	Form of U.S. Tax Compliance Certificate
Exhibit H-3	—	Form of U.S. Tax Compliance Certificate
Exhibit H-4	—	Form of U.S. Tax Compliance Certificate
Schedule 1	—	Commitments

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Third Amended and Restated Credit Agreement

This Third Amended and Restated Credit Agreement is entered into as of November 19, 2021, by and among LTC Properties, Inc., a Maryland corporation (the “Borrower”), the several financial institutions from time to time party to this Agreement, as Lenders, and Bank of Montreal, a Canadian chartered bank, as Administrative Agent and L/C Issuer as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 1.1.

Preliminary Statement

Whereas, the Borrower, the financial institutions party thereto as “Lenders” and Bank of Montreal, Chicago Branch, as Administrative Agent and the L/C Issuer, previously entered into a Second Amended and Restated Credit Agreement dated as of June 27, 2018, (as heretofore extended, renewed, amended, modified, amended and restated or supplemented, the “Prior Credit Agreement”).

Whereas, the Borrower has requested that (i) the maturity date under the Prior Credit Agreement be extended, and (ii) certain other amendments be made to the Prior Credit Agreement, and the Administrative Agent, the L/C Issuer and the Lenders have agreed to such requests on the terms and conditions set forth in this Agreement, which, for the sake of clarity and convenience, amends and restates the Prior Credit Agreement in its entirety.

Now, Therefore, in consideration of their mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and restate the Prior Credit Agreement in its entirety as follows:

Section 1.	Definitions; Interpretation.

Section 1.1.	Definitions. The following terms when used herein shall have the following meanings:

“2025 Term Credit Commitment” means, as to any Lender, the obligation of such Lender to make its 2025 Term Loan in the principal amount not to exceed the applicable amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof. The Borrower and the Lenders acknowledge and agree that the 2025 Term Credit Commitment of the Lenders aggregate $50,000,000 on the Closing Date.

“2026 Term Credit Commitment” means, as to any Lender, the obligation of such Lender to make its 2026 Term Loan in the principal amount not to exceed the applicable amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof. The Borrower and the Lenders acknowledge and agree that the 2026 Term Credit Commitment of the Lenders aggregate $50,000,000 on the Closing Date.

“2025 Term Credit Termination Date” means the earlier of (i) November 19, 2025, and (ii) the date on which the principal amount of the 2025 Term Loans has been declared or automatically has become due and payable (whether by acceleration or otherwise).

“2026 Term Credit Termination Date” means the earlier of (i) November 19, 2026, and (ii) the date on which the principal amount of the 2026 Term Loans has been declared or automatically has become due and payable (whether by acceleration or otherwise).

“2025 Term Loan” is defined in Section 2.1(a) hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of 2025 Term Loan hereunder.

“2026 Term Loan” is defined in Section 2.1(a) hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of 2026 Term Loan hereunder.

“2025 Term Loan Percentage” means, as to any Lender, the percentage of the aggregate 2025 Term Credit Commitments represented by such Lender’s 2025 Term Credit Commitment, or if the 2025 Term Credit Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate amount of all 2025 Term Loans then outstanding.

“2026 Term Loan Percentage” means, as to any Lender, the percentage of the aggregate 2026 Term Credit Commitments represented by such Lender’s 2026 Term Credit Commitment, or if the 2026 Term Credit Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate amount of all 2026 Term Loans then outstanding.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR
1 - Eurodollar Reserve Percentage

“Administrative Agent” means Bank of Montreal, in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 11.6.

“Administrative Questionnaire” means an Administrative Questionnaire by each Lender in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 20% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 20% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Third Amended and Restated Credit Agreement, as the same may be extended, renewed, amended, modified, amended and restated or supplemented from time to time pursuant to the terms hereof.

“Anti-Corruption Law” means the FCPA and any law, rule or regulation of any jurisdiction concerning or relating to bribery or corruption that are applicable to the Borrower or any Subsidiary or Affiliate.

“Applicable Margin” means:

(a)            Prior to and on an Interest Rate Election Date (if any), with respect to Loans, Reimbursement Obligations, and the Facility Fee and letter of credit fees payable under Section 3.1, until the first Pricing Date, the rates per annum shown opposite Level II below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Ratio of Total Indebtedness to Total Asset Value for Such Pricing Date	Applicable Margin For Base Rate Loans Under The Revolving Credit and Reimbursement Obligations Shall Be:	Applicable Margin For Eurodollar Loans Under The Revolving Credit and Letter Of Credit Fee Shall Be:	Applicable Margin for Facility Fee Shall Be:	Applicable Margin For Term Loans That are Base Rate Loans Shall Be:	Applicable Margin For Term Loans That are Eurodollar Loans Shall Be:
VI	Greater than 0.55 to 1.0	0.55%	1.55%	0.35%	0.90%	1.90%
V	Less than or equal to 0.55 to 1.0 but greater than 0.50 to 1.0	0.30%	1.30%	0.30%	0.60%	1.60%
IV	Less than or equal to 0.50 to 1.0 but greater than 0.45 to 1.0	0.25%	1.25%	0.25%	0.50%	1.50%
III	Less than or equal to 0.45 to 1.0 but greater than 0.40 to 1.0	0.20%	1.20%	0.20%	0.40%	1.40%
II	Less than or equal to 0.40 to 1.0 but greater than 0.35 to 1.0	0.15%	1.15%	0.20%	0.35%	1.35%
I	Less than or equal to 0.35 to 1.0	0.10%	1.10%	0.15%	0.25%	1.25%

0

For purposes hereof, the term “Pricing Date” means, for any Fiscal Quarter of the Borrower ending on or after September 30, 2021, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements and current Compliance Certificate (and, in the case of the year-end financial statements, audit report) for the Fiscal Quarter then ended, pursuant to Section 8.5 (for the sake of clarity, the financial statements and Compliance Certificate for the Fiscal Quarter of the Borrower ending September 30, 2021 are required to be delivered on or before November 30, 2021). The Applicable Margin shall be established based on the ratio of Total Indebtedness to Total Asset Value for the most recently completed Fiscal Quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements, including a Compliance Certificate, by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level VI shall apply). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the Fiscal Quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined. The parties understand that the Applicable Margin set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Administrative Agent, the Lenders and the L/C Issuer by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including, without limitation, because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, the Lenders and the L/C Issuer, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such Applicable Margin for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay within five (5) Business Days of receipt of such written notice such additional interest or fees due to the Administrative Agent, for the account of each Lender holding Commitments and Loans at the time the additional interest and fee payment is received. Any recalculation of the Applicable Margin required by this provision shall survive for a period of two (2) months following the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, L/C Issuer’s or any Lender’s other rights under this Agreement.

(b)            Commencing on the date after an Interest Rate Election Date (if any), with respect to Loans, Reimbursement Obligations, and the Facility Fee and letter of credit fees payable under Section 3.1, means the rates per annum determined in accordance with the following schedule:

Level	Borrower’s Credit Rating	Applicable Margin For Base Rate Loans Under The Revolving Credit and Reimbursement Obligations Shall Be:	Applicable Margin for Eurodollar Loans Under the Revolving Credit and Letter of Credit Fee Shall Be:	Applicable Margin for Facility Fee Shall Be:	Applicable Margin For Term Loans That are Base Rate Loans Shall Be:	Applicable Margin For Term Loans That are Eurodollar Loans Shall Be:
V	Lower than BBB-/Baa3	0.55%	1.55%	0.300%	0.85%	1.85%
IV	BBB-/Baa3	0.20%	1.20%	0.250%	0.45%	1.45%
III	BBB/Baa2	0.00%	1.00%	0.200%	0.20%	1.20%
II	BBB+/Baa1	0.00%	0.90%	0.150%	0.05%	1.05%
I	A-/A3 or better	0.00%	0.825%	0.125%	0.00%	0.950%

During any period that the Borrower has two Credit Ratings that are not equivalent, but are adjacent to each other in the immediately preceding pricing grid, then the Applicable Margin will be determined based on the lowest rating. During any period that the Borrower has either (i) two Credit Ratings that are not equivalent and are not adjacent to each other in the immediately preceding pricing grid or (ii) three Credit Ratings that are each not equivalent to each other, then the Applicable Margin will be determined based on the level that is one level above the lowest of such Credit Ratings. During any period after the Interest Rate Election that the Borrower has fewer than two Credit Ratings, the Applicable Margin will be determined based on Level V of the grid immediately above. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective five (5) Business Days after (i) the Administrative Agent’s receipt of notice of any such change in the Borrower’s Credit Rating from Borrower pursuant to Section 8.5 or (ii) notwithstanding Section 8.5, any date Administrative Agent otherwise obtains knowledge of any such change (provided that Administrative Agent shall have no duty or obligation to any Person to ascertain or inquire into the Borrower’s Credit Rating). If it is subsequently determined that any change in the Borrower’s Credit Rating was not disclosed to Administrative Agent in accordance with Section 8.5, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided in accordance with Section 8.5, then such Applicable Margin for such period shall be automatically recalculated using the Borrower’s correct Credit Rating. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay within five (5) Business Days of receipt of such written notice such additional interest or fees due to the Administrative Agent, for the account of each Lender holding Commitments and Loans at the time the additional interest and fee payment is received. Any recalculation of the Applicable Margin required by this provision shall survive for a period of two (2) months following the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, L/C Issuer’s or any Lender’s other rights under this Agreement.

“Application” is defined in Section 2.2(b).

“Approved Fund” means any Fund that has been approved by Borrower (such approval not to be unreasonably withheld or delayed and such approval not to be required if an Event of Default has occurred and is continuing) and is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assets Under Development” means any real property under construction other than Redevelopment Assets.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.10), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Obligations” means any and all obligations of the Loan Parties or any of their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products.

“Bank Products” means each and any of the following bank products and services provided to any Loan Party or any of their Subsidiaries by any Lender or any of its Affiliates: (a) credit or charge cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, and (c) depository, cash management, and treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the Federal Funds Rate for such day, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period as reported on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage, provided that in no event shall the “LIBOR Quoted Rate” be less than the Floor.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.3(a).

“Benchmark” means, initially, LIBOR; provided that if replacement of the Benchmark has occurred pursuant to Section 10.6, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth below that can be determined by the Administrative Agent:

(1)            For the purposes of Section 10.6(a):

(a)           the sum of: (a) Term SOFR and (b) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration;

(b)           the sum of: (a) Daily Simple SOFR and (b) 0.11448% (11.448 basis points);

(2)           For the purposes of Section 10.6(b), the sum of: (a) the alternate benchmark rate and (b) and adjustment that may be positive, negative or zero in each case that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention including any applicable recommendation made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than the LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 2.5.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

“Capital Lease” means any Lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalization Rate” means (a) 8.0% for assisted living facilities, (b) 10.0% for skilled nursing facilities (“SNF’s”), (c) 7.5% for Non-Government Reimbursed Properties that are independent living facilities, (d) 10.0% for hospitals, (e) 8.0% for Non-Government Reimbursed Properties that are not independent living facilities, and (f) 10.0% for other Government Reimbursed Properties.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances subject to a first priority perfected security interest in favor of the Administrative Agent or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing within one (1) year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is fully insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System, and (g) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 50% or more of the outstanding capital stock or other equity interests of the Borrower on a fully-diluted basis, (b) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money in excess of 5% of the Total Asset Value shall occur or (c) during any twelve (12) month period on or after the date hereof, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral Account” is defined in Section 9.4.

“Commitment” means the Revolving Credit Commitment, the 2025 Term Credit Commitment, the 2026 Term Credit Commitment, and, if any, the Incremental Term Credit Commitment.

“Commitment Amount Increase” is defined in Section 2.13.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or that is part of a group that includes the Borrower and is treated as a single employer under Section 414(b), (c) or (m) of the Code.

“Compliance Certificate” is defined in Section 8.5(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Credit Rating” means the rating assigned by a Rating Agency to the Borrower for the senior, unsecured, non-credit enhanced long-term indebtedness of the Borrower.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Service” means, for any period, the sum of (a) Interest Expense for such period and (b) the greater of (i) zero or (ii) scheduled principal amortization paid on Secured Debt (exclusive of any balloon payments or prepayments of principal paid on such Secured Debt) for such period, less amortized principal payments received on the Borrower’s and its Subsidiaries’ mortgage loans receivable (exclusive of any balloon payments or prepayments of principal received on the Borrower’s and its Subsidiaries’ mortgage loans receivable) for such period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer and each Lender.

“Designated Disbursement Account” means the account of the Borrower maintained with the Administrative Agent or its Affiliate and designated in writing to the Administrative Agent as the Borrower’s Designated Disbursement Account (or such other account as the Borrower and the Administrative Agent may otherwise agree).

“Early Opt-in Election” means the occurrence of:

(1)            a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)            the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EBITDA” means, for any period, determined on a consolidated basis of the Borrower and its Subsidiaries, in accordance with GAAP, the sum of net income (or loss) for such period plus: (i) depreciation and amortization expense for such period, (ii) interest expense for such period, (iii) income tax expense for such period, (iv) extraordinary, unrealized or non-recurring losses, including impairment charges and reserves for such period, minus: (v) funds received by the Borrower or a Subsidiary as rent but which are reserved for capital expenses during such period; (vi) unrealized gains on the sale of assets during such period; and (vii) income tax benefits for such period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).

“Eligible Line of Business” means any business engaged in as of the date of this Agreement by the Borrower or any of its Subsidiaries or any business reasonably related thereto.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, costs of compliance, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other legally enforceable consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s Controlled Group, or is under common control with the Borrower, within the meaning of Sections 414 and 4001 of the Code and the regulations promulgated and rulings issued thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.3(b).

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Event of Default” means any event or condition identified as such in Section 9.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 12.1 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 12.1(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Term Loans, the Incremental Term Loans (if any), Revolving Loans and such Lender’s participation in L/C Obligations.

“Extension Fee” means an extension fee payable by the Borrower for a one-year extension pursuant to Section 2.16 in an amount equal to 0.10% of the aggregate Revolving Credit Commitments then in effect.

“Facility” means the Revolving Credit, the Term Loan Facilities, and the Incremental Facility (if any).

“Facility Fee” is defined in Section 3.1(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§78dd-1, et seq.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided that if the Federal Funds Rate as so determined would be less than the Floor, the Federal Funds Rate will be deemed to be the Floor for purposes of this Agreement.

“Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

“Fitch” means Fitch Ratings, or any successor thereto.

“Fixed Charges” means, for any period, Debt Service for such period, plus Preferred Dividends for such period, plus $400 per bed per annum for any Property on which the Lease of such Property does not require the tenant to pay for all capital expenditures.

“Floor” means 0% per annum

“Foreign Lender” means a Lender that is not a U.S. Person.

“Former Plan” means any employee benefit plan in respect of which the Borrower or a Commonly Controlled Entity has engaged in a transaction described in Section 4069 or Section 4212(c) of ERISA.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Revolver Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by the L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Transfer and Deposit Account Liability” means the liability of the Borrower or any Subsidiary owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of the Borrower and/or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any Subsidiary by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Government Reimbursed Properties” means Senior Housing Assets (other than hospitals) in respect of which 51% or more of revenues are generated from reimbursements under Medicare, Medicaid and other government programs for payment of services rendered by healthcare providers

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Book Value” means book value without giving effect to depreciation.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous, toxic or a pollutant and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous,” “toxic” or “pollutant” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of the Borrower or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Borrower or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, or as to which such approval has been withdrawn.

“Increased Amount Date” is defined in Section 2.13(a) hereof.

“Increasing Lenders” is defined in Section 2.13 hereof.

“Incremental Facilities” means the Incremental Revolving Credit and/or the Incremental Term Credit established hereunder after the Closing Date in accordance with Section 2.13 hereof.

“Incremental Revolving Credit” means the credit facility for making Incremental Revolving Loans described in Section 2.13 hereof.

“Incremental Revolving Credit Commitments” is defined in Section 2.13(a) hereof.

“Incremental Revolving Loan” is defined in Section 2.13(c) hereof, and, as so defined, includes a Base Rate Loan or an Eurodollar Loan, each of which is a type of Incremental Revolving Loan hereunder.

“Incremental Revolving Loan Lender” is defined in Section 2.13(a) hereof.

“Incremental Term Credit” means the credit facility for making Incremental Term Loans described in Section 2.13 hereof.

“Incremental Term Loan” is defined in Section 2.13(d) hereof, and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a type of Incremental Term Loan hereunder.

“Incremental Term Loan Commitments” is defined in Section 2.13(a) hereof.

“Incremental Term Loan Lender” as defined in Section 2.13(a) hereof.

“Incremental Term Loan Percentage” means for each Lender, with respect to each Series, the percentage of the aggregate Incremental Term Loan Commitments of such Series represented by such Lender’s portion thereof or, if such Incremental Term Loan Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of all Incremental Term Loans of such Series then outstanding.

“Incremental Term Note” is defined in Section 2.9(d) hereof.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business and contingent liabilities related to potential earn out payments which do not meet the balance sheet recognition requirements of Accounting Standards Codification No. 450 –Contingencies), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Expense” means, with respect to a Person for any period, the interest expense whether paid, accrued or capitalized (without deduction of consolidated interest income) of such Person for such period. Interest Expense shall exclude any amortization of (i) deferred financing fees, including the write-off such fees relating to the early retirement of such related Indebtedness for Borrowed Money, and (ii) debt discounts (but only to the extent such discounts do not exceed 3.0% of the initial face principal amount of such debt).

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period and (b) with respect to any Base Rate Loan, the last day of every Fiscal Quarter and on the maturity date.

“Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans is advanced, continued, or created by conversion and ending 1, 3, or 6 months thereafter, provided, however, that:

(i)             no Interest Period shall extend beyond the Termination Date;

(ii)            whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii)           for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Interest Rate Election” is defined in Section 2.3(d).

“Interest Rate Election Date” is defined in Section 2.3(d).

“Investment” means (i) any investment, directly or indirectly (whether through the purchase of stock or obligations or otherwise) in any Person, real property or improvements on real property, or any loans, advances, lines of credit, mortgage loans or other financings (including pursuant to sale/leaseback transactions) to any other Person, or (ii) any acquisition of any real property, improvements on real property or all or any substantial part of the assets or business of any other Person or division thereof.

“Investment Grade Credit Rating” means, with respect to the Borrower, a Credit Rating of either (a) (i) BBB- or higher by S&P or Baa3 or higher from Moody’s and (ii) BBB- or higher by Fitch or (b) BBB- or higher by S&P and Baa3 or higher by Moody’s, and in either case, such Credit Rating shall not be accompanied by (x) in the case of S&P, a negative outlook, creditwatch negative or the equivalent thereof, (y) in the case of Moody’s, a negative outlook, a review for possible downgrade or the equivalent thereof or (z) in the case of Fitch, a negative watch or the equivalent thereof.

“L/C Issuer” means Bank of Montreal, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.2(h).

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Participation Fee” is defined in Section 3.1(b).

“L/C Sublimit” means $10,000,000, as reduced pursuant to the terms hereof.

“Lease” means any lease, tenancy agreement, contract or other agreement for the use or occupancy of a Property or any portion thereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, or local.

“Lenders” means and includes Bank of Montreal and the other financial institutions from time to time party to this Agreement, including any new Lender pursuant to Section 2.13 and each assignee Lender pursuant to Section 12.10.

“Lending Office” is defined in Section 10.4.

“Letter of Credit” is defined in Section 2.2(a).

“Leverage Ratio Increase Period” is defined in Section 8.19.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing, subject to Section 10.2 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such interpolated rate (which conclusion shall be conclusive and binding absent manifest error); provided that if LIBOR as so determined would be less than the Floor, LIBOR will be deemed to be the Floor for purposes of this Agreement.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, as reported on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan, 2025 Term Loan, 2026 Term Loan or Incremental Term Loan (if any), whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Party” means the Borrower and any guarantors.

“Loan Documents” means this Agreement, the Notes (if any), the Applications and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Acquisition” means any acquisition (or series of related acquisitions) permitted by the Loan Documents and consummated in accordance with the terms of the Loan Documents if the aggregate consideration paid in respect of such acquisition (including any Indebtedness for Borrowed Money assumed in connection therewith) exceeds $175,000,000.

“Material Adverse Effect” means a material and adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder; provided, however, that the sale of assets of one or more Subsidiaries in accordance with the terms of this Agreement shall not be deemed in and of itself to cause a Material Adverse Effect absent the presence of the factors set forth above.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA and subject to Title IV thereof, that (a) is maintained by the Borrower or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates or (b) was so maintained previously, but is not currently maintained by the Borrower or its ERISA Affiliates, and in respect of which the Borrower or an ERISA Affiliate would still have liability under Section 4063, 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Government Reimbursed Properties” means Senior Housing Assets (other than hospitals) that are not Government Reimbursed Properties.

“Note” and “Notes” each is defined in Section 2.9.

“Note Purchase Agreement” means any of (i) the Note Purchase Agreement dated as of July 19, 2012, as extended, renewed, amended, modified, amended and restated or supplemented in its entirety, and any refinancing or replacement of any series of notes issued and outstanding thereunder, (ii) the Third Amended and Restated Note Purchase and Private Shelf Agreement dated as of April 28, 2015, as extended, renewed, amended, modified, amended and restated or supplemented in its entirety, and any refinancings or replacement of any series of notes issued and outstanding thereunder, (iii) the Amended and Restated Note Purchase and Private Shelf Agreement dated as of June 2, 2016, as extended, renewed, amended, modified, amended and restated or supplemented in its entirety, and any refinancings or replacement of any series of notes issued and outstanding thereunder, (iv) the Note Purchase Agreement dated as of February 16, 2017, as extended, renewed, amended, modified, amended and restated or supplemented in its entirety, and any refinancings or replacement of any series of notes issued and outstanding thereunder, and (v) any other agreement or instrument entered into by the Borrower in connection with a financing, which constitutes unsecured Indebtedness for Borrowed Money of the Borrower and ranks pari passu with the Obligations.

“Noteholders” means the holders of any series of notes or other Indebtedness issued under or in connection with a Note Purchase Agreement, including, without limitation (i) the 5.03% Senior Notes due July 19, 2024 in the aggregate original principal amount of $85,800,000, (ii) the 3.99% Series C Senior Notes due November 20, 2021 in the aggregate principal amount of $70,000,000, (iii) the 4.50% Series D Senior Notes due July 31, 2026 in the aggregate original principal amount of $30,000,000, (iv) the 4.50% Series E Senior Notes due August 31, 2030 in the aggregate original principal amount of $100,000,000, (v) the 4.15% Series F Senior Notes due May 20, 2028 in the aggregate original principal amount of $37,500,000, (vi) the 4.50% Series G Senior Notes due February 16, 2032 in the aggregate original principal amount of $100,000,000, (vii) the 4.26% Senior Notes due November 20, 2028 in the aggregate original principal amount of $100,000,000, (viii) the 3.99% Senior Notes due July 20, 2031 in the aggregate original principal amount of $40,000,000, and (vix) the 3.85% Series H Senior Notes due October 20, 2031 in the aggregate original principal amount of $100,000,000.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 8.15.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Investments” means any investment other than the following: (a) an Investment in Cash Equivalents, (b) an investment by Borrower in its Subsidiaries or by a Subsidiary in one or more of its Subsidiaries, (c) an intercompany advance made from time to time among the Borrower and its Subsidiaries in the ordinary course of business to finance working capital needs, (d) an investment held by the Borrower and its Subsidiaries as of the Closing Date, (e) an investment in Unconsolidated Affiliates, Assets Under Development, or Redevelopment Assets, (f) an investment received in connection with a workout of any obligation owed to Borrower or its Subsidiaries, or (g) an investment or acquisition with respect to real property or improvements on real property located in, or of a business with its primary operations in, the United States of America, which, in each case, is in an Eligible Line of Business and not a Hostile Acquisition (including, but not limited to, sale/leaseback transactions, mortgage loans, lines of credit or other financings).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

“Participating Interest” is defined in Section 2.2(e).

“Participating Lender” is defined in Section 2.2(e).

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for any Lender its Revolver Percentage, 2025 Term Loan Percentage, 2026 Term Loan Percentage or Incremental Term Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis, such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage, 2025 Term Loan Percentage, 2026 Term Loan Percentage or Incremental Term Loan Percentage and expressing such components on a single percentage basis.

“Permitted Lien” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 8.3; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue or that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not materially and adversely affect the value of such property or the use of such property for its present purposes; (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business; (f) Liens in favor of the United States of America for amounts paid to the Borrower or any Subsidiary as progress payments under government contracts entered into by it; (g) attachment, judgment and other similar Liens arising in connection with court, reference or arbitration proceedings, provided that the same have been in existence less than 20 days, that the same have been discharged or that execution or enforcement thereof has been stayed pending appeal; and (h) Liens on Properties not constituting Unencumbered Assets.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Preferred Dividends” means any dividend paid (or payable) as the case may be, in cash on any preferred equity security issued by the Borrower.

“Prior Credit Agreement” is defined in the Preliminary Statement of this Agreement.

“Property” or “Properties” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Property Expenses” means, with respect to any Unencumbered Asset, the costs (including, but not limited to, payroll, taxes, assessments, insurance, utilities, landscaping and other similar charges) of operating and maintaining such Unencumbered Asset, which are the responsibility of the Borrower or the applicable Subsidiary that are not paid directly by the tenant, but excluding depreciation, amortization, interest costs and maintenance capital expenditures to the extent such Unencumbered Asset is under a triple net lease.

“Property Income” means, with respect to any Unencumbered Asset, cash rents (excluding, as an abundance of caution, non-cash straight-line rent) and other cash revenues received by the Borrower or a Subsidiary in the ordinary course of business for such Unencumbered Asset, but excluding security deposits and prepaid rent except to the extent applied in satisfaction of tenants’ obligations for rent; provided, that for any Unencumbered Asset that (x) constituted an Underpaid Lease Asset in the twelve (12) months preceding any date of determination and (y) where the non-performing tenant has been replaced with a performing tenant, Borrower or the applicable Subsidiary shall be permitted to include cash rents paid under such replacement lease on an annualized basis.

“Property NOI” means, as of any date of determination and with respect to any Unencumbered Asset, the aggregate amount of (i) Property Income for the Rolling Period (without duplication) minus (ii) Property Expenses for the Rolling Period (without duplication).

“Qualified Loan” means, as of any date of determination, any mezzanine loan, mortgage loan, convertible debt or working capital loan (i) on the Closing Date, listed on Exhibit A to Schedule I of the Compliance Certificate and (ii) thereafter, listed on Exhibit A to Schedule I of the Compliance Certificate after such mortgage loan’s designation by the Borrower as a Qualified Loan, so long as the Borrower shall fully comply with the requirements of Section 8.5(c) with regards to reporting of such Qualified Loan, in each case that meets the following criteria:

(a)          100% held or owned by the Borrower or a Subsidiary;

(b)          With respect to a mortgage loan, secured by a first or second mortgage or a first or second deed of trust on Senior Housing Assets in favor of the Borrower or such Subsidiary and such Senior Housing Asset is not subject to any other Lien or negative pledge (other than Permitted Liens or, solely with respect to second mortgages or second deeds of trust, a first mortgage lien or first deed of trust);

(c)          The underlying Senior Housing Asset is currently in service (not under development);

(d)        The underlying Senior Housing Asset is located in the United States and the loan documents pertaining to the mortgage or deed of trust are governed by the law of a state of the United States;

(e)          Neither the mezzanine loan, mortgage loan, convertible debt or working capital loan, nor the right to receive payments thereunder, is subject to any Lien (other than Permitted Liens) or to any negative pledge;

(f)           If such mezzanine loan, mortgage loan, convertible debt or working capital loan is owned by a Subsidiary, none of the Borrower’s beneficial ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens or Liens in favor of the Borrower) or to any negative pledge;

(g)        With respect to a mortgage loan, the underlying Property, based on the Borrower or its Subsidiary’s actual knowledge, is free of all material structural defects or major architectural deficiencies, material title defects, material environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Property; and

(h)        The borrower, mortgagor or grantor with respect to such mezzanine loan, mortgage loan, convertible debt or working capital loan is not delinquent sixty (60) days or more in interest or principal payments due thereunder.

“Rating Agency” means Fitch, Moody’s, or S&P, as applicable.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) the L/C Issuer, as applicable.

“Redevelopment Assets” means any real estate under major redevelopment.

“Reduced Lease Assets” means any Unencumbered Asset where any tenant of such Unencumbered Asset (i) has paid less than 100% of its minimum rental payments during the sixty (60) day period immediately preceding the applicable date of calculation and (ii) is otherwise performing all of its material obligations under its Lease.

“Reimbursement Obligation” is defined in Section 2.2(c).

“REIT” means a real estate investment trust under Sections 856-860 of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Relevant Governmental Body” means the Federal Reserve Bank and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Bank and/or the Federal Reserve Bank of New York, or any successor thereto.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Reg. §4043.

“Rescindable Amount” is defined in Section 4.1.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Revolving Credit Commitments of the Lenders. The Unused Revolving Credit Commitment, the aggregate principal amount of outstanding Loans and the outstanding participation in L/C Obligations of each Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 2.1 and 2.2.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $400,000,000 on the date hereof.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Termination Date” means the Stated Revolving Credit Termination Date, as the same may be extended pursuant to Section 2.16, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.11, 9.2 or 9.3.

“Revolving Loan” is defined in Section 2.1 and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.9(d) hereof.

“Rolling Period” means, as of any date of determination, the four Fiscal Quarters ending on or immediately preceding such date.

“S&P” means Standard & Poor’s Ratings Services Group, a Standard & Poor’s Financial Services LLC business.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt” means, as of any date of determination and without duplication, the aggregate principal amount of all indebtedness outstanding of the Borrower and its Subsidiaries, evidenced by notes, bonds debentures or similar instruments and capital lease obligations that are secured by a Lien.

“Secured Obligations” means the Obligations, Hedging Liability, and Bank Product Obligations, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (including all interest, costs, fees, and charges after the entry of an order for relief against any Loan Party in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Loan Party in any such proceeding).

“Secured Party” means (a) the Administrative Agent, (b) each Lender, (c) the L/C Issuer, (d) each Affiliate of a Lender to which any Loan Party or Subsidiary is obligated in respect of Hedging Liability and/or Bank Product Obligations, and (e) each Related Party entitled to indemnification under Section 12.13. “Secured Party” shall also mean Administrative Agent (or its collateral trustee) for the benefit of the parties listed in (a)-(e) above.

“Senior Housing Assets” means any Property on which the improvements consist only of one or more of the following:   (a) senior apartments, (b) independent living facilities, (c) congregate communities, (d) assisted living facilities, (e) nursing homes, (f) hospitals, (g) memory care communities, (h) medical office buildings, (i) life science properties, (j) surgical centers, (k) free standing emergency facilities and (l) other Property primarily used for senior citizen residences or health care services, together with other improvements incidental thereto.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA but is not a Multiemployer Plan.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Stated Revolving Credit Termination Date” means November 19, 2025.

“Stock” means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock, but excluding any preferred stock or other preferred equity security.

“Stock Equivalents” means all securities (other than Stock) convertible into or exchangeable for Stock at the option of the holder, and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or any other entity of which more than 50% of the outstanding Voting Stock or, in the case of a partnership, more than the 50% of the general partnership interests are at the time directly or indirectly owned by such parent or by any one or more other entities which are themselves subsidiaries of such parent. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Sustainability Agent” means Bank of Montreal in its role as sustainability agent.

“Tangible Net Worth” means for each applicable period, total stockholders’ equity on the Borrower’s consolidated balance sheet as reported in its Form 10-K or 10-Q plus accumulated depreciation less all amounts appearing on the assets side of its consolidated balance sheet representing an intangible asset under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Credit Commitment” means, as to any Lender, such Lender’s 2025 Term Credit Commitment or 2026 Term Credit Commitment, as applicable.

“Term Loan” is defined in Section 2.1(a) hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Term Loan hereunder. Each of the 2025 Term Loan and the 2026 Term Loan are referred to herein as a Term Loan and collectively as the “Term Loans”).

“Term Loan Facility” means all Term Credit Commitments to make Term Loans on the Closing Date in accordance with Section 2.1 hereof.

“Term Loan Percentage” means for each Lender, the 2025 Term Loan Percentage or 2026 Term Loan Percentage, as applicable.

“Term Note” is defined in Section 2.9(d) hereof.

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) LIBOR has already been replaced with a Benchmark Replacement in accordance with Section 10.6 that is not Term SOFR.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Event.

“Termination Date” means the earlier of (i) (x) with respect to the Revolving Credit Commitments, the Revolving Credit Termination Date, and (y) with respect to the Term Credit Commitment, the Term Credit Termination Date, and (ii) the date on which the Commitments are terminated in full pursuant to Section 2.11, 9.2 or 9.3 hereof.

“Total Asset Value” means, as of any date of determination, the Gross Book Value of all assets of the Borrower and its Subsidiaries less all amounts appearing on the assets side of its consolidated balance sheet separately identifiable as intangible assets under GAAP; provided that (A) to the extent the amount of Total Asset Value attributable to Assets Under Development exceeds 20% of Total Asset Value, such excess shall be excluded; (B) to the extent the amount of Total Asset Value attributable to Redevelopment Assets exceeds 20% of Total Asset Value, such excess shall be excluded; (C) to the extent the amount of Total Asset Value attributable to Unconsolidated Affiliates exceeds 15% of Total Asset Value, such excess shall be excluded; (D) to the extent the amount of Total Asset Value attributable to Other Investments exceeds 15% of Total Asset Value, such excess shall be excluded; and (E) to the extent the amount of Total Asset Value attributable to Assets Under Development, Redevelopment Assets, Unconsolidated Affiliates, and Other Investments in the aggregate exceed 30% of Total Asset Value, such excess shall be excluded.

“Total Indebtedness” means, as of any date of determination and without duplication, all Indebtedness for Borrowed Money of the Borrower and its consolidated Subsidiaries.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution

“Unconsolidated Affiliates” means an Affiliate of the Borrower whose financial statements are not required to be consolidated with the financial statements of the Borrower in accordance with GAAP.

“Underpaid Lease Asset” means any Unencumbered Asset where any tenant of such Unencumbered Asset (i) has paid less than 90% of its minimum rental payments during the 60 day period immediately preceding the applicable date of calculation and (ii) is otherwise performing all of its material obligations under its Lease.

“Unencumbered Asset” means, as of any date of determination, any unencumbered real Property (i) on the Closing Date, listed on Exhibit A to Schedule I of the Compliance Certificate and (ii) thereafter, listed on Exhibit A to Schedule I of the Compliance Certificate after such Property’s designation by the Borrower as an Unencumbered Asset, so long as the Borrower shall fully comply with the requirements of Section 8.5(c) with regards to reporting of such Unencumbered Asset, in each case that meets the following criteria:

(a)        100% owned in fee simple by the Borrower or a Subsidiary;

(b)        Currently in service (not under development) and generates cash rental income to the Borrower or such Subsidiary ;

(c)        Senior Housing Asset located in the United States;

(d)        If such Property is owned by the Borrower, (i) neither the Borrower’s beneficial ownership interest in such Property nor the Property is subject to any Lien (other than Permitted Liens and Liens in favor of the Administrative Agent and the Noteholders (but only to the extent the Obligations hereunder are simultaneously secured by such Liens on terms and provisions, including an intercreditor agreement, satisfactory to the Required Lenders)) or to any negative pledge, other than the negative pledge set forth herein or in the Note Purchase Agreement and (ii) the Borrower has the unilateral right to (x) sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for indebtedness of the Borrower (other than restrictions imposed by the negative pledge set forth herein or in the Note Purchase Agreement);

(e)        If such Property is owned by a Subsidiary, (i) none of the Borrower’s beneficial ownership interest in such Subsidiary, the Subsidiary’s beneficial ownership interest in such Property nor the Property is subject to any Lien (other than Permitted Liens and Liens in favor of the Borrower) or to any negative pledge, other than the negative pledge set forth herein or in the Note Purchase Agreement and (ii) such Subsidiary has the unilateral right to, and the Borrower has the unilateral right to cause such Subsidiary to, (x) sell, transfer or otherwise dispose of such Property and (y) create a Lien on such Property as security for indebtedness of the Borrower or such Subsidiary (other than restrictions imposed by the negative pledge set forth herein or in the Note Purchase Agreement);

(f)         Such Property, based on Borrower’s or such Subsidiary’s actual knowledge, is free of all material structural defects or major architectural deficiencies, material title defects, material environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Property;

(g)        Either tenants of such Real Property are no more than 60 days in arrears on 100% of minimum rental payments due under their applicable Leases or such Unencumbered Asset constitutes a Reduced Lease Asset; and

(h)       Either tenants of such Real Property are no more than 60 days in arrears on 90% of minimum rental payments due under their applicable Leases or such Unencumbered Asset constitutes both a Reduced Lease Asset and an Underpaid Lease Asset.

“Unencumbered Asset Subsidiary” means any Subsidiary that owns an Unencumbered Asset or a Qualified Loan.

“Unencumbered Asset Value” means, as of any date of determination, an amount equal to the sum of:

(a)       for all Unencumbered Assets owned by the Borrower or a Subsidiary for more than twenty-four months prior to the date of determination (excluding Underpaid Lease Assets), the Property NOI from such Unencumbered Assets divided by the Capitalization Rate, plus

(b)        for all Unencumbered Assets owned by the Borrower or a Subsidiary for twenty-four months or less prior to the date of determination (excluding Underpaid Lease Assets), the Gross Book Value of such Unencumbered Assets; plus

(c)        for all Qualified Loans owned by the Borrower or a Subsidiary, the book value of such Qualified Loans; plus

(d)        notwithstanding (a) and (b) above, for all Underpaid Lease Assets owned by the Borrower or a Subsidiary, (x) the greater of (i) the Gross Book Value of such Underpaid Lease Asset and (ii) the Property NOI from such Unencumbered Asset divided by the Capitalization Rate multiplied by (y) seventy-five percent (75%); plus

(e)        notwithstanding (a) and (b) above, for any Unencumbered Asset that (x) constituted an Underpaid Lease Asset in the twelve (12) months preceding any date of determination and (y) where the non-performing tenant has been replaced with a performing tenant, the greater of (i) the Property NOI from such Unencumbered Asset divided by the Capitalization Rate; and (ii) the Gross Book Value of such Unencumbered Asset;

provided, that to the extent the amount of Unencumbered Asset Value attributable to Qualified Loans under clause (c) hereof would exceed 30% of Unencumbered Asset Value, such excess shall be excluded; provided further, that to the extent the amount of Unencumbered Asset Value attributable to Qualified Loans that are mezzanine loans, convertible debt, working capital loans, second mortgages or second deeds of trust under clause (c) hereof would exceed 5% of Unencumbered Asset Value, such excess shall be excluded; and provided further that to the extent the amount of Unencumbered Asset Value attributable to Unencumbered Assets that constituted Reduced Lease Assets would exceed 15% of Unencumbered Asset Value, such excess shall be excluded. Unencumbered Asset Value attributable to any of the items listed above in this definition owned by any non-Wholly-owned Subsidiary shall be adjusted to be limited to (i) the percentage of Equity Interests in such non-Wholly-owned Subsidiary owned by the Borrower as of such date multiplied by (ii) the applicable Property NOI, Gross Book Value or book value.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unsecured Debt” means, as of any date of determination and without duplication, the aggregate principal amount of all Total Indebtedness outstanding at such date that is not Secured Debt.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2.          Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Accounting Standards Codification 825 or account for assets and liabilities acquired in an acquisition on a fair value basis pursuant to Accounting Standards Codification 805, all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Accounting Standards Codification 825 or Accounting Standards Codification 805.

Section 1.3.         Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 1.4.           Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division (whether under Delaware law or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 2.            The Credit Facilities.

Section 2.1.           Commitments.

(a)            Term Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make (i) a term loan advanced in a single Borrowing on the Closing Date that will mature on the 2025 Term Credit Termination Date (individually a “2025 Term Loan” and collectively for all the Lenders, the “2025 Term Loans”) in U.S. Dollars to the Borrower in the amount of each 2025 Term Credit Commitment of such Lender and (ii) a term loan advanced in a single Borrowing on the Closing Date that will mature on the 2026 Term Credit Termination Date (individually, a “2026 Term Loan” and collectively for all the Lenders, the “2026 Term Loans”) in U.S. Dollars to the Borrower in the amount of each 2026 Term Credit Commitment of such Lender. Each of the Term Loans shall be made ratably by the Lenders in proportion to their respective Term Loan Percentages, at which time the applicable Term Credit Commitments shall expire. As provided in Section 2.5, the Borrower may elect that the Term Loans be outstanding as Base Rate Loans or Eurodollar Loans. No amount repaid or prepaid on any Term Loan may be borrowed again.

(b)           Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively for all the Lenders, the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 2.5, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 2.2.           Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of the Borrower or for the account of the Borrower and one or more of its Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit. The sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

(b)           Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 30 days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). The Borrower agrees that if on the date 30 days prior to the Revolving Credit Termination Date any Letters of Credit remain outstanding the Borrower shall then deliver to the Administrative Agent, without notice or demand, Cash Collateral in an amount equal to 103% of the aggregate amount of each Letter of Credit then outstanding (which shall be held by the Administrative Agent pursuant to the terms of Section 9.4). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 3.1, (ii) except as otherwise provided herein or in Section 2.7, Section 2.14 or Section 2.15, unless an Event of Default exists, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Administrative Agent or the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated, or (iii) a Default or an Event of Default exists and either the Administrative Agent or the Required Lenders (with notice to the Administrative Agent) have given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 and the other terms of this Section 2.2. Notwithstanding anything contained herein to the contrary, the L/C Issuer shall be under no obligation to issue, extend or amend any Letter of Credit if a default of any Lender’s obligations to fund under Section 2.2(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements with Borrower or such Lender satisfactory to the L/C Issuer to eliminate the L/C Issuer’s risk with respect to such Lender.

(c)            The Reimbursement Obligations. Subject to Section 2.2(b), the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 2:00 p.m. (Chicago time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:30 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:30 a.m. (Chicago time) on the date when such drawing is to be paid, by no later than 12:00 Noon (Chicago time) on the following Business Day, in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 2.2(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.2(e) below.

(d)           Obligations Absolute. The Borrower’s obligation to reimburse L/C Obligations as provided in subsection (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as determined by a court of competent jurisdiction by final and nonappealable judgment), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e)           The Participating Interests. Each Lender (other than the Lender acting as the L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 2.2(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 2.2 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Revolving Credit Commitment of any Lender, and each payment by a Participating Lender under this Section 2.2 shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)            Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.2(f) and all other parts of this Section 2.2 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(g)           Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

(h)           Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 2.3.           Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(b)           Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)            Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

(d)            Investment Grade Credit Rating Interest Rate Election. At any time after the Borrower receives an Investment Grade Credit Rating, the Borrower may, so long as no Default then exists and is continuing, irrevocably elect (an “Interest Rate Election”) by written notice to the Administrative Agent, accompanied by reasonable evidence of the Borrower’s Credit Ratings, that the interest rate and fee margins set forth in clause (b) of the definition of “Applicable Margin” herein shall at all times thereafter be applicable to all credit extensions under this Agreement. The Administrative Agent shall provide the Lenders and the L/C Issuer with prompt notice of its receipt of any Interest Rate Election. On the day after the date of the Administrative Agent’s receipt of any Interest Rate Election (the date of the Administrative Agent’s receipt of such election is the “Interest Rate Election Date”), the margins set forth in clause (a) of the definition of “Applicable Margin” herein shall no longer apply.

Section 2.4.           Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under the Revolving Credit shall be in an amount not less than $100,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under the Revolving Credit shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $500,000. Without the Administrative Agent’s consent, there shall not be more than six (6) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

Section 2.5.           Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 11:00 a.m. (Chicago time): (i) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans; provided, that with respect to any Borrowing of the Term Loans on the Closing Date, the foregoing deadlines may be shortened or waived by the Administrative Agent in its sole discretion. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.4, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 11:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. No Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b)           Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)            Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 2.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) and such Borrowing is not prepaid in accordance with Section 2.7, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrower fails to give notice pursuant to Section 2.5(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d)           Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location in the United States as the Administrative Agent shall designate in writing to the Borrower). The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois (or at such other location in the United States as the Administrative Agent shall designate in writing to the Borrower), by depositing or wire transferring such proceeds to the credit of the Borrower’s Designated Disbursement Account or as the Borrower and the Administrative Agent may otherwise agree.

(e)            Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 2.10 so that the Borrower will have no liability under such Section with respect to such payment.

Section 2.6.           Maturity of Loans. (a)

(a)            Term Loans. Each 2025 Term Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the 2025 Term Credit Termination Date. Each 2026 Term Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the 2026 Term Credit Termination Date.

(b)            Revolving Loans. Each Revolving Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Revolving Credit Termination Date.

Section 2.7.           Prepayments. (a) Optional. The Borrower may prepay at any time or from time to time in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.4 remains outstanding) without premium or penalty (subject to Section 2.10) any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 2.10.

(b)           Mandatory. (i) The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 2.11, prepay the Revolving Loans and, if necessary, Cash Collateralize the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

(ii)            Unless the Borrower otherwise directs, prepayments of Loans under this Section 2.7(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.7(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 2.10. Each Cash Collateralization of L/C Obligations shall be held by the Administrative Agent in accordance with Section 9.4.

(c)            Any amount of Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. No amount of Term Loans or Incremental Term Loans paid or prepaid may be reborrowed.

Section 2.8.           Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:

(a)            for any Base Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b)            for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c)            for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 2.2 with respect to such Reimbursement Obligation; and

(d)            for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 3.1 with respect to such Letter of Credit; and

(e)            for any other amount owing hereunder not covered by clauses (a) through (d) above, the sum of 2% plus the Applicable Margin for Revolving Credit Base Rate Loans plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 2.9.           Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)           The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)           The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)           Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), Exhibit D      -2 (in the case of its Term Loans and referred to herein as a “Term Note”), or Exhibit D-3 (in the case of its Incremental Term Loans and referred to herein as a “Incremental Term Note”) as applicable (Revolving Notes, Term Notes and Incremental Term Notes being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the relevant Term Loan, Incremental Term Loan, or Revolving Loan, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 12.10) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.10, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.10.         Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a)            any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b)            any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.5(a),

(c)            any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d)            any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be deemed prime facie correct.

Section 2.11.         Revolving Facility Commitment Terminations. (a) Optional Revolving Credit Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

(b)           Any termination of the Revolving Credit Commitments pursuant to this Section may not be reinstated.

Section 2.12.      Substitution of Lenders. In the event (a) the Borrower receives a claim from any Lender for compensation under Section 10.3 or 12.1, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1, (c) any Lender is then a Defaulting Lender or such Lender is a Subsidiary or Affiliate of a Person who has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for any such Person, or (d) a Lender fails to consent to an amendment or waiver requested under Section 12.11 at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 2.10 as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 12.10 (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).

Section 2.13.      Incremental Facilities.

(a)            Incremental Facilities. The Borrower may request, from time to time, on any Business Day prior to the date that is sixty (60) days prior to the Stated Revolving Credit Termination Date by written notice to the Administrative Agent in the form attached hereto as Exhibit G or in such other form acceptable to the Administrative Agent (a “Commitment Amount Increase Request”) at least five (5) Business Days prior to the desired effective date of such increase (the “Commitment Amount Increase”) (i) an increase to the then existing Revolving Credit Commitments (any such increase, the “Incremental Revolving Credit Commitments”) and/or (ii) the establishment of one or more new term loan commitments (any such increase, the “Incremental Term Loan Commitments”), by an amount not in excess of $500,000,000 in the aggregate so that the aggregate Commitments are not in excess of $1,000,000,000 and not less than $5,000,000 individually. Each such Commitment Amount Increase Request shall identify (x) the Business Day (each an “Increased Amount Date”) on which the Borrower proposes that the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, shall be effective, and (y) the identity of each Lender, or other Person that is an Eligible Assignee (each, an “Incremental Revolving Loan Lender” or an “Incremental Term Loan Lender”, as applicable), to whom the Borrower proposes any portion of such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, be allocated and the amount of such allocations; provided that Administrative Agent may elect or decline to arrange such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments in its sole discretion, and any Lender approached to provide all or a portion of the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide an Incremental Revolving Credit Commitment or an Incremental Term Loan Commitment. Any Incremental Term Loans made on an Increased Amount Date shall be designated a separate series identified by the year of maturity of such Incremental Term Loans (or month and year if there are multiple Incremental Term Loans maturing in the same year) (each, a “Series”) of Incremental Term Loans for all purposes of this Agreement.

(b)            Conditions to Incremental Loans. Such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (i) no Default or Event of Default shall have occurred and be continuing on such Increased Amount Date before or after giving effect to such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable; (ii) all representations and warranties contained in Section 6 hereof shall be true and correct in all material respects (where not already qualified by materiality or Material Adverse Effect, otherwise in all respects) at the time of such request and on the effective date of such Commitment Amount Increase (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects (where not already qualified by materiality or Material Adverse Effect, otherwise in all respects) as of such date). The effective date of the Commitment Amount Increase shall be as set forth in the related Commitment Amount Increase Request. Upon the effectiveness thereof, the Increasing Lenders shall advance Loans in an amount sufficient such that after giving effect to its advance each Lender shall have outstanding its Percentage of Loans. It shall be a condition to such effectiveness that if any Eurodollar Loans are outstanding on the date of such effectiveness, such Eurodollar Loans shall be deemed to be prepaid on such date and the Borrower shall pay any amounts owing to the Lenders pursuant to Section 2.10 hereof. The Borrower agrees to pay any reasonable expenses of the Administrative Agent relating to any Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable.

(c)            Incremental Revolving Loans. On any Increased Amount Date on which Incremental Revolving Credit Commitments are effected, subject to the satisfaction of the terms and conditions expressed in the foregoing clauses (a) and (b), (i) each of the Lenders shall assign to each of the Incremental Revolving Loan Lenders, and each of the Incremental Revolving Loan Lenders shall purchase from each of the Lenders, at the principal amount thereof (together with accrued interest), Revolving Loans and interests in Letters of Credit outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Loans and interests in Letters of Credit will be held by the Lenders according to their then-existing Revolver Percentages after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Loan Commitments, (ii) the share of each respective Incremental Revolving Credit Commitment held by each respective Incremental Revolving Loan Lender shall be deemed for all purposes a Revolving Loan Commitment of such Lender and each Loan made thereunder (an “Incremental Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and all references to the Loan Documents to Revolving Credit Commitments and Revolving Loans shall be deemed to include the Incremental Revolving Credit Commitments and Incremental Revolving Loans made pursuant to this Section and (iii) each Incremental Revolving Loan Lender with a Revolving Credit Commitment shall become a Lender with a Revolving Credit Commitment with respect to its respective share of the Incremental Revolving Credit Commitments and all matters relating thereto.

(d)            Incremental Term Loans. On any Increased Amount Date on which any Incremental Term Loan Commitments of any Series are effective, subject to the satisfaction of the terms and conditions expressed in the foregoing clauses (a) and (b), (i) each Incremental Term Loan Lender of any Series shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Percentage of the Incremental Term Loan Commitment of such Series, and (ii) each Incremental Term Loan Lender of any Series shall become a Lender hereunder with respect to its Incremental Term Loan.

(e)            Incremental Loan Notices. Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s Commitment Amount Increase and in respect thereof (i) the Incremental Revolving Credit Commitments and the Incremental Revolving Loan Lenders or the Series of Incremental Term Loan Commitments and the Incremental Term Loan Lenders of such Series, as applicable, and (ii) in the case of each notice to any Lender of Revolving Loans, the new Revolver Percentage for such Lender, in each case subject to the assignments contemplated by clause (c) of this section. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Commitment and no Lender’s Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Commitment.

(f)            Terms and Provisions of Incremental Loans. The terms and provisions of the Incremental Term Loans and Incremental Term Loan Commitments of any Series shall be identical to the Term Loans and the terms and provisions of the Incremental Revolving Loans shall be identical to the Revolving Loans; provided that the rate of interest applicable to the Incremental Term Loans and the Incremental Revolving Loans shall be agreed between the Borrower and the Incremental Revolving Loan Lenders or Incremental Term Loan Lenders as applicable. Each Commitment Amount Increase may, without the consent of any other Lenders, effect such amendments to this Agreement and any other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to effect the provision of this Section 2.13.

(g)            Equal and Ratable Benefit. The Incremental Revolving Loans, Incremental Revolving Credit Commitments, Incremental Term Loans and Incremental Term Loan Commitments established pursuant to this Section 2.13 shall constitute Loans under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratable with the other Obligations from the Guarantors.

Section 2.14.      Defaulting Lenders.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.14 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the Revolving Credit without giving effect to Section 2.14(a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees.

(A)            Each Defaulting Lender shall be entitled to receive a facility fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Loans funded by it, and (2) its Revolver Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(B)            Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolver Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)            With respect to any facility fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)            Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolver Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)            Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b)            Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments under the Revolving Credit (without giving effect to Section 2.14(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)            New Letters of Credit. So long as any Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.15.      Cash Collateral for Fronting Exposure. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the L/C Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.14(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)            Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.14 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)            Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15(c) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.14, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligation.

Section 2.16      Extension of the Stated Revolving Credit Termination Date. Borrower may, by notice to Administrative Agent (which shall promptly deliver a copy to each of the Lenders) given not more than one hundred twenty (120) days and not less than sixty (60) days prior to the Stated Revolving Credit Termination Date, request that Lenders extend the Stated Revolving Credit Termination Date for one additional one-year period. If (w) Borrower timely delivers such notice to Administrative Agent, (x) no Default or Event of Default has occurred and is continuing, (y) all representations and warranties contained in Section 6 are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or material adverse effect, in which case such representation or warranty shall be true and correct in all respects) on the date the notice is delivered and on the Stated Revolving Credit Termination Date except for representations and warranties that relate to a prior date, which shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or material adverse effect in which case such representation or warranty shall be true and correct in all respects) as of the applicable date on which they were made, and (z) the Administrative Agent receives for the benefit of the Lenders (to be allocated pro rata based on each Lender’s Revolving Credit Commitments of the date of the Stated Revolving Credit Terminated Date extension) the Extension Fee, then the Stated Revolving Credit Termination Date shall be extended to the first anniversary of the Stated Revolving Credit Termination Date. Should the Stated Revolving Credit Termination Date be extended in accordance with the terms and conditions of the preceding sentence, the terms and conditions of this Agreement will apply during any such extension period. Notwithstanding anything herein to the contrary, this Section shall supersede any provisions in Sections 12.7 and 12.11 to the contrary.

Section 2.17      Sustainability-linked Margin Adjustments. At any time following the Closing Date, but on or prior to the date which is December 31, 2024:

(a)            The Borrower may supply the Administrative Agent with a written proposal in respect of the incorporation of margin adjustments and applicable conditions, with no fewer than two key performance indicators and the corresponding sustainability performance targets that will constitute the reference for sustainability linked adjustments to the Applicable Margin, defined with the assistance of the Sustainability Agent in accordance with the most updated version of the Sustainability Linked Loan Principles (SLLP) published by the Loan Syndications and Trading Association (LSTA) available at the time. The performance on these sustainability key performance indicators vis-à-vis the sustainability performance targets should be verified by the Borrower’s auditor or a sustainability auditor (the “Sustainability Proposal”).

(b)            The Administrative Agent shall notify and provide a copy of the Sustainability Proposal to the Lenders, which the Lenders shall consider in good faith. By no later than the date falling one month after the delivery of the Sustainability Proposal, the Administrative Agent (on behalf of the Lenders) shall carry out consultations and communicate its response on the Sustainability Proposal to the Borrower.

(c)            If all Lenders agree to the Sustainability Proposal, the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to implement such Sustainability Proposal without any further action or requirement from any Lender and the Administrative Agent is hereby authorized to execute any such amendment on behalf of the Lenders.

(d)            If no agreement can be reached between the Borrower and the Administrative Agent (acting on the instructions of all the Lenders) within such time period, no such sustainability-linked margin adjustments shall apply.

(e)            The maximum adjustment to the Applicable Margin on the basis of a Sustainability Proposal shall not exceed 0.01% per annum.

(f)            Prior to the Sustainability Proposal being agreed between the Borrower and the Administrative Agent (acting on behalf of the Lenders), the Borrower shall not include any reference to the Agreement being classified as a sustainability-linked loan in any publicly available information.

Section 3. Fees.

Section 3.1.      Fees. (a) Revolving Credit Facility Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a facility fee (the “Facility Fee”) at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) equal to the average daily aggregate amount of the Revolving Credit Commitment, whether or not in use. Such Facility Fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the Closing Date) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the Facility Fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b)            Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.2, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee (the “L/C Participation Fee”) at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, cancellation, transfer and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

(c)            Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in a fee letter dated October 27, 2021, or as otherwise agreed to in writing between them.

Section 4. Place and Application of Payments.

Section 4.1.      Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location in the United States as the Administrative Agent may designate in writing to the Borrower) for the benefit of the Lender(s) or the L/C Issuer entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. With respect to any payment that Administrative Agent makes to any Lender, L/C Issuer or other “Secured Party as to which Administrative Agent determines (in its sole and absolute discretion) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made the corresponding payment to the Administrative Agent; (2) the Administrative Agent has made a payment in excess of the amount(s) received by it from the Borrower either individually or in the aggregate (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Secured Parties severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Secured Party, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 2.7(b)), all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Revolving Credit Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a)            first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 12.13 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b)            second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c)            third, to the payment of principal on the Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and the L/C Issuer and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d)            fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries evidenced by the Loan Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e)            finally, to the Borrower or whoever else may be lawfully entitled thereto.

Section 4.2.      Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent or any of its Affiliates for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

Section 5. Reserved.

Section 6. Representations and Warranties.

The Borrower represents and warrants to the Administrative Agent, the Lenders, and the L/C Issuer as follows:

Section 6.1.      Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Maryland, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying.

Section 6.2.      Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens. Neither the Borrower nor any of its Subsidiaries has committed or is obligated to issue Stock Equivalents in any of the Borrower’s Subsidiaries to any Person not owned by the Borrower or its Subsidiaries.

Section 6.3.      Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. The Loan Documents delivered by the Borrower have been duly authorized, executed, and delivered by the Borrower and constitute valid and binding obligations of the Borrower enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Unencumbered Asset Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Unencumbered Asset Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Unencumbered Asset Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Unencumbered Asset Subsidiary or any of its Property, or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Unencumbered Asset Subsidiary.

Section 6.4.     Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Revolving Credit for refinancing its existing indebtedness, for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrower which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.5.     Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2020, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young, LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2021, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the 3 months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5.

Section 6.6.     No Material Adverse Change. Since December 31, 2020, there has been no event which could reasonably be expected to have a Material Adverse Effect on the Borrower or its Subsidiaries, taken as a whole.

Section 6.7.     Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared in good faith on the basis of information and estimates the Borrower believed to be reasonable at the time. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 6.8.     Trademarks, Franchises, and Licenses. The Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9.     Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all Governmental Authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.

Section 6.10.    Good Title. The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets permitted by Section 8.9), subject to no Liens other than such thereof as are permitted by Section 8.8.

Section 6.11.     Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary or any of their Property which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.12.     Taxes. All Tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all Taxes upon the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided or where the failure to so file or pay would not cause a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole. The Borrower does not know of any proposed additional Tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for Taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13.     Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 6.14.     Affiliate Transactions. Neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15.     Investment Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16.     ERISA. During the 5-year period before each date as of which this representation is made or deemed made with respect to any Plan (or, with respect to (f) and (h) below, as of the date on which such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has occurred and could reasonably be expected to have a Material Adverse Effect: (a) a Reportable Event; (b) an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (c) noncompliance with the applicable provisions of ERISA or the Code; (d) termination of a Single Employer Plan; (e) a Lien on the property of the Borrower or any Subsidiary in favor of the PBGC or a Plan; (f) a complete or partial withdrawal from a Multiemployer Plan by the Borrower or any Commonly Controlled Entity; (g) a liability of the Borrower or a Commonly Controlled Entity under ERISA if the Borrower or such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (h) the Reorganization or Insolvency of any Multiemployer Plan; and (i) an event or condition with respect to which the Borrower or any Commonly Controlled Entity could reasonably be expected to incur any liability in respect of a Former Plan. Neither the Borrower nor any Subsidiary maintains or participates in any Defined Benefit Plan or Multiple Employer Plan.

Section 6.17.     Compliance with Laws. (a) The Borrower and its Subsidiaries are in compliance with all Legal Requirements applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)            Without limiting the representations and warranties set forth in Section 6.17(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, the Borrower represents and warrants that to the actual knowledge of each respectively that the Borrower and its Subsidiaries, and each of the Properties owned by them: (i) comply in all material respects with all applicable Environmental Laws; (ii) the tenants of the Borrower and its Subsidiaries have obtained all governmental approvals required for the operation of the Properties under any applicable Environmental Law; (iii) the Borrower and its Subsidiaries have no actual knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Properties in any material quantity and, to the actual the knowledge of the Borrower, none of the Properties are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the Properties contain or have contained any: (1) underground storage tanks in which any Hazardous Material is being or has been treated, stored or disposed of on any Property owned by the Borrower or any Subsidiary, in each case in any manner not in compliance in all material respects with all applicable Environmental Laws, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to any Environmental Law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) the Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Properties; (vi) the Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) the Borrower and its Subsidiaries are not subject to, have no notice or actual knowledge of and are not required to give any notice of any Environmental Claim involving the Borrower or any Subsidiary or any of their Properties, and there are no conditions or occurrences at any of their Properties which could reasonably be anticipated to form the basis for an Environmental Claim against the Borrower or any Subsidiary or such Property; (viii) none of the Properties are subject to any, and the Borrower has no actual knowledge of any imminent restriction on the ownership, occupancy, use or transferability of their Properties in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of their Properties which pose an unreasonable risk to the environment or the health or safety of Persons.

(c)            The Borrower and each of its Subsidiaries is in material compliance with all Anti-Corruption Laws. The Borrower and each of its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws. Neither the Borrower nor any Subsidiary has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or such Subsidiary or to any other Person, in violation of any Anti-Corruption Laws.

Section 6.18.     Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 6.19.     OFAC. (a) The Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary of the Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) the Borrower has provided to the Administrative Agent, the L/C Issuer, and the Lenders all information regarding the Borrower and its Affiliates and Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs, and (d) neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower or any Subsidiary, any officer, director or Affiliate of the Borrower or any of its Subsidiaries, is a Person, that is, or is owned or controlled by Persons that are, (i) the target of any OFAC Sanctions Programs or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of any OFAC Sanctions Programs.

Section 6.20.     No Default. No Default or Event of Default has occurred and is continuing.

Section 6.21.     Solvency. The Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business as currently conducted.

Section 6.22.     No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

Section 6.23.     Stock of the Borrower. As of the Closing Date, the entire authorized capital stock of the Borrower consists of Common Stock, 39,374,044 shares; all of which are duly and validly issued and outstanding, fully paid and nonassessable as of the Closing Date. The issuance and sale of such Stock of the Borrower of the Borrower either (i) has been registered under applicable federal and state securities laws or (ii) was issued pursuant to an exemption therefrom. The Borrower meets the requirements for taxation as a REIT under the Code.

Section 6.24.     Condition of Property; Casualties; Condemnation. As of the Closing Date, to the actual knowledge of the Borrower or its Unencumbered Asset Subsidiaries, each Property owned by them, in all material respects (a) is in good repair, working order and condition, normal wear and tear excepted, (b) is free of structural defects, (c) is not subject to material deferred maintenance and (d) has and will have all building systems contained therein in good repair, working order and condition, normal wear and tear excepted. To the actual knowledge of the Borrower or of any of its Unencumbered Asset Subsidiaries, none of the Properties owned by them is currently materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy. No condemnation or other like proceedings that has had, or could reasonably be expected to result in, a Material Adverse Effect, are pending and served nor, to the actual knowledge of the Borrower, threatened against any Property owned by it in any manner whatsoever. No casualty has occurred to any such Property that could reasonably be expected to have a Material Adverse Effect.

Section 6.25.     Legal Requirements and Zoning. To the actual knowledge of the Borrower and its Subsidiaries, the use and operation of each Property owned by the Borrower and its Subsidiaries constitutes a legal use under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and complies in all material respects with all Legal Requirements, and does not violate in any material respect any material approvals, material restrictions of record or any material agreement affecting any such Property (or any portion thereof).

Section 7.	Conditions Precedent.

Section 7.1.     All Credit Events. At the time of each Credit Event hereunder:

(a)            each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) as of said time, except to the extent the same expressly relate to an earlier date (in which case the same shall be true and correct as of such earlier date);

(b)            the Borrower shall be in compliance with all of the terms and conditions hereof and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c)            in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 2.5, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 3.1, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 3.1; and

(d)            such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer, or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section; provided, however, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders with Revolving Credit Commitments, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

Section 7.2.     Initial Credit Event. Before or concurrently with the initial Credit Event:

(a)            the Administrative Agent shall have received this Agreement duly executed by the Borrower and the Lenders;

(b)            if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.9;

(c)          the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents;

(d)          the Administrative Agent shall have received copies of the Borrower’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(e)          the Administrative Agent shall have received copies of resolutions of the Borrower’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(f)        the Administrative Agent shall have received copies of the certificates of good standing for the Borrower (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(g)        the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;

(h)       the Administrative Agent shall have received for itself and for the Lenders the initial fees called for by Section 3.1;

(i)         the Administrative Agent shall have received UCC searches with respect to Borrower, as debtor, and UCC termination statements for any existing UCC financing statements that are not Permitted Liens;

(j)        the Administrative Agent shall have received the favorable written opinion of counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(k)       each of the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the United States Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including, without limitation, the information described in Section 12.23; and the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 (or its equivalent) for the Borrower and its Subsidiaries;

(l)         at least five days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification in relation to it; and

(m)            the Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

Section 8.	Covenants.

The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 12.11:

Section 8.1.     Maintenance of Business. (i) The Borrower shall, and shall cause each Unencumbered Asset Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 8.9. The Borrower shall, and shall cause each Unencumbered Asset Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business.

(ii)     (a) The Common Stock of the Borrower shall at all times be duly listed on the New York Stock Exchange, Inc., the American Stock Exchange or the National Association of Securities Dealers Automated Quotation and (b) the Borrower shall timely file all reports required to be filed by it with the New York Stock Exchange, Inc., the American Stock Exchange or the National Association of Securities Dealers Automated Quotation and the Securities and Exchange Commission.

Section 8.2.     Maintenance of Properties. The Borrower and each Unencumbered Asset Subsidiary shall cause each of its tenants to, maintain, preserve, and keep all of the Borrower’s and each Unencumbered Asset Subsidiaries’ Property in working order and condition (ordinary wear and tear excepted) and to maintain the value of such Property in all material respects, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

Section 8.3.     Taxes and Assessments. The Borrower and each Unencumbered Asset Subsidiary shall, and shall cause its tenants to, duly pay and discharge, all Taxes upon or against the Borrower, Unencumbered Asset Subsidiary or tenant or the Borrower’s or Unencumbered Asset Subsidiaries’ Property, to the extent that individually or collectively would materially impair the value of such Property, and in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4.     Insurance. The Borrower and each Unencumbered Asset Subsidiary shall maintain, or cause its tenants to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by Persons similarly situated and operating like Properties. The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders certificates of insurance setting forth in summary form the nature and extent of the insurance maintained on the Properties.

Section 8.5.     Financial Reports. The Borrower shall, and shall cause each consolidated Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender, the L/C Issuer and each of their duly authorized representatives such information respecting the business and financial condition of the Borrower and each consolidated Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent, the Lenders and the L/C Issuer the following:

(a)            as soon as available, and in any event within 45 days after the close of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the last day of such Fiscal Quarter and the consolidated statements of income, and cash flows of the Borrower and its consolidated Subsidiaries for the Fiscal Quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous Fiscal Year, prepared by the Borrower in accordance with GAAP and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent (the delivery of the Borrower’s Form 10-Q shall satisfy this requirement);

(b)            as soon as available, and in any event within 90 days after the close of each Fiscal Year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the last day of the Fiscal Year then ended and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its consolidated Subsidiaries for the Fiscal Year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous Fiscal Year, accompanied in the case of the consolidated financial statements by an unqualified opinion of Ernst & Young, LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of the close of such Fiscal Year and the results of their operations and cash flows for the Fiscal Year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances (the delivery of the Borrower’s Form 10-K shall satisfy this requirement);

(c)            with each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) hereof, a written certificate (a “Compliance Certificate”) in the form attached hereto as Exhibit E signed by the chief financial officer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.19;

(d)            promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower’s or any consolidated Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(e)            promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(f)            as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the Borrower’s consolidated projections for the then current Fiscal Year of revenues, expenses and balance sheet on a quarter-by-quarter basis, with such projections in reasonable detail prepared by the Borrower and in form satisfactory to the Administrative Agent (which shall include a summary of all significant assumptions made in preparing such business plan);

(g)            notice of any Change of Control of the Borrower;

(h)            promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary or any of their Property which could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder;

(i)            as soon as available, and in any event within 90 days after the close of each Fiscal Year of the Borrower, a list that identifies each Subsidiary as of the date thereof, whether such Subsidiary is an Unencumbered Asset Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding;

(j)         promptly and in any event within 5 Business Days after knowledge thereof, a written notice of any change of the Borrower’s Credit Rating from any Rating Agency;

(k)        any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(l)         if any investment or acquisition together with any other investments or acquisitions made during any Fiscal Quarter have an aggregate cost exceeding 20% of the Total Asset Value of the Borrower and its Subsidiaries as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to this Section 8.5, then for such investment or acquisition, a Compliance Certificate showing Borrower’s pro forma compliance with the covenants contained in Section 8.19 after giving effect to the proposed investment or acquisition, including giving effect in terms of additional asset value, liabilities incurred, if any, additional revenues and expenses associated therewith which have been contemplated and have been projected into the expected operating results and financial position of the Borrower for the Fiscal Quarter in which the investment or acquisition occurs.

Unless otherwise expressly requested by a Lender, documents required to be delivered pursuant to this Section 8.5 may be delivered via electronic communication to any Lender.

Section 8.6.     Inspection. The Borrower shall, and shall cause each consolidated Subsidiary to, permit the Administrative Agent, each Lender, the L/C Issuer and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent, such Lenders and the L/C Issuer the finances and affairs of the Borrower and its consolidated Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender or the L/C Issuer may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower.

Section 8.7.     Office of Foreign Asset Control. Neither Borrower nor any Subsidiary is (or will be) a Person with whom a Lender is restricted from doing business under regulations of OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such Persons. In addition, Borrower hereby agrees to provide to any Lender with any additional information that the Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

        Section 8.8.                    Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent any Permitted Liens.

        Section 8.9.                    Mergers, Consolidations, Divisions and Sales. The Borrower will not merge, divide or consolidate with or into, or convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any of its Property (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, or permit any Subsidiary to do so; provided, however, that the Borrower may merge or consolidate with another Person, including a Subsidiary, if (A) the Borrower is the surviving corporation, (B) the Borrower will be in pro forma compliance with all provisions of this Agreement upon and after such merger or consolidation and (C) the Borrower will not engage in any material line of business substantially different from that engaged in on the Closing Date and; provided, further, that so long as no Default or Event of Default exists this Section shall not apply to nor operate to prevent:

(a)            the sale, transfer or other disposition of Property of the Borrower and its Subsidiaries to one another in the ordinary course of its business;

(b)           sales of shares of capital stock or other equity interests by Borrower or, to the extent permitted by Section 8.10, its Subsidiaries;

(c)            the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business; and

(d)           the sale, transfer or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction); provided however, that if the Gross Book Value of such sale, transfer or disposition during any Fiscal Quarter exceeds $10,000,000 and together with any other sales, transfers or dispositions made during such Fiscal Quarter in the aggregate exceed $100,000,000, then for such sales, transfers or dispositions, the Borrower shall provide to the Administrative Agent a Compliance Certificate with covenant calculations for the covenants contained in Section 8.19 showing that after giving effect to such sales, transfers or dispositions the Borrower shall be in pro forma compliance with such covenants for the Fiscal Quarter in which the sale, transfer or disposition occurs.

Section 8.10.                Maintenance of Unencumbered Asset Subsidiaries. The Borrower shall not assign, sell or transfer, nor shall it permit any Unencumbered Asset Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of such Unencumbered Asset Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Unencumbered Asset Subsidiaries granted to the Administrative Agent, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Unencumbered Asset Subsidiary, (c) any transaction permitted by Section 8.9, and (d) an Unencumbered Asset Subsidiary from permitting any of its minority owners from assigning, selling or transferring its Equity Interests in such Unencumbered Asset Subsidiary.

Section 8.11.                ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any Reportable Event with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.12.                Compliance with Laws and Contractual Obligations. (a) The Borrower shall, and shall cause each Subsidiary to, comply in all respects with (i) the Legal Requirements applicable to or pertaining to its Property or business operations and (ii) all contractual obligations, except, in each case where any such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

                (b)           Without limiting the agreements set forth in Section 8.12(a) above, for each of its owned Properties, respectively, the Borrower shall, and shall cause each Subsidiary to require that each tenant and subtenant, if any, of any of the Properties or any part thereof, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with all applicable Environmental Laws; (ii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Properties; (iii) cause to be cured any material violation by it or at any of the Properties of applicable Environmental Laws; (iv) not allow the presence or operation at any of the Properties of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to applicable Environmental Law; (v) not manufacture, use, generate, transport, treat, store, Release, dispose or handle any Hazardous Material at any of the Properties except in the ordinary course of its business and in de minimis amounts; (vi) within ten (10) Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with the Borrower or any Subsidiary or any of the Properties: (1) any material Environmental Liability; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (vii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (viii) abide by and observe any restrictions on the use of the Properties imposed by any Governmental Authority as set forth in a deed or other instrument affecting the Borrower’s or any Subsidiary’s interest therein; (ix) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Properties which the Borrower or any Subsidiary possesses or can reasonably obtain; and (x) perform, satisfy, and implement any operation or maintenance actions required by any Governmental Authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law.

Section 8.13.                Burdensome Contracts With Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.14.                No Changes in Fiscal Year. The Fiscal Year of the Borrower and its consolidated Subsidiaries ends on December 31st of each year; and the Borrower shall not, nor shall it permit any consolidated Subsidiary to, change its Fiscal Year from its present basis.

Section 8.15.                Compliance with OFAC Sanctions Programs and Anti-Corruption Laws. (a) The Borrower shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to the Borrower and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.

(b)           The Borrower shall provide the Administrative Agent, the L/C Issuer, and the Lenders any information regarding the Borrower, its Affiliates, and its Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them.

(c)            If the Borrower obtains actual knowledge or receives any written notice that the Borrower, any Affiliate, any Subsidiary or any officer, director of the Borrower or any Subsidiary or that any Person that owns or controls any such Person is the target of any OFAC Sanctions Programs or is located, organized or resident in a country or territory that is, or whose government is, the subject of any OFAC Sanctions Programs (such occurrence, an “OFAC Event”), the Borrower shall promptly (i) give written notice to the Administrative Agent, the L/C Issuer, and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the target Person is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and the Borrower hereby authorizes and consents to the Administrative Agent, the L/C Issuer, and the Lenders taking any and all steps the Administrative Agent, the L/C Issuer, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

(d)           Neither the Borrower or any Subsidiary will, directly or, to the Borrower’s or such Subsidiary’s knowledge, indirectly, use the proceeds of the Facilities, or lend, contribute or otherwise make available such proceeds to any other Person, (i) to fund any activities or business of or with any Person or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any OFAC Sanctions Programs, or (ii) in any other manner that would result in a violation of OFAC Sanctions Programs or Anti-Corruption Laws by any Person (including any Person participating in the Facilities, whether as underwriter, lender, advisor, investor, or otherwise).

(e)           The Borrower will not, nor will it permit any Subsidiary to, violate any Anti-Corruption Law in any material respect.

(f)            The Borrower will maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Anti-Corruption Laws.

Section 8.16.                Change in the Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower and its Subsidiaries would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date. As of the Closing Date, the general nature of the business of the Borrower and its Subsidiaries is primarily the business of the acquisition, financing and ownership of Senior Housing Assets and other business activities incidental thereto.

Section 8.17.                Use of Loan Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4.

Section 8.18.                 No Restrictions. Except as provided herein, the Borrower shall not, nor shall it permit any Subsidiary (except for bankruptcy remote subsidiaries established in connection with (i) any securitization or participation transaction or with any Permitted Lien or (ii) any ownership of fee simple real estate Properties not exceeding $200,000,000 individually or in the aggregate) to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: (a) pay dividends or make any other distributions on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, provided, however, that the foregoing does not apply to any limitation on transfers of property that is subject to a Permitted Lien or (e)  guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents.

Section 8.19.                Financial Covenants. (a) Maximum Total Indebtedness to Total Asset Value Ratio. As of the last day of each Fiscal Quarter of the Borrower, the Borrower shall not permit the ratio of Total Indebtedness to Total Asset Value to be greater than 0.60 to 1.00.

(b)           Maximum Secured Debt to Total Asset Value Ratio. As of the last day of each Fiscal Quarter of the Borrower, the Borrower shall not permit the ratio of Secured Debt to Total Asset Value to be greater than 0.35 to 1.00.

(c)           Maximum Unsecured Debt to Unencumbered Asset Value. As of the last day of each Fiscal Quarter of the Borrower, the Borrower shall not permit the ratio of Unsecured Debt to Unencumbered Asset Value to be greater than 0.60 to 1.00.

(d)           Minimum EBITDA to Fixed Charges Ratio. As of the last day of each Rolling Period of the Borrower, the Borrower shall not permit the ratio of EBITDA for such Rolling Period to Fixed Charges for such Rolling Period to be less than 1.50 to 1.00.

(e)           Maintenance of Net Worth. The Borrower shall at all times maintain a Tangible Net Worth of not less than the sum of (a) $834,451,000 plus (b) 75% of the aggregate net proceeds received by the Borrower or any of its Subsidiaries after December 31, 2020 in connection with any offering of Stock or Stock Equivalents of the Borrower or the Subsidiaries that results in an increase of Tangible Net Worth, to the extent such Stock or Stock Equivalents are included in stockholders’ equity on the Borrower’s consolidated balance sheet (but excluding such offerings or issuances used to repay existing forms of Stock and Stock Equivalents).

Notwithstanding the foregoing, the Borrower may elect upon delivering written notice to the Administrative Agent, concurrently with or prior to the delivery of a Compliance Certificate for any Fiscal Quarter during which the Borrower shall have completed a Material Acquisition, and provided that no Default or Event of Default has occurred and is continuing that for purposes of clause (a) and (c) above the Borrower may exceed a ratio of 0.60 to 1.00, but shall in no event exceed a ratio of 0.65 to 1.00 for such Fiscal Quarter in which such Material Acquisition occurred and the next succeeding Fiscal Quarter (the “Leverage Ratio Increase Period”); provided that (i) the Borrower may not elect more than two Leverage Ratio Increase Periods during the term of this Agreement and (ii) any such Leverage Ratio Increase Periods shall be non-consecutive.

Section 8.20.                 Note Agreement Notices. On or before the date 20 calendar days after the Closing Date, the Borrower shall cause to be delivered to the Administrative Agent a certified copy of a notice to each Noteholder which, to the Administrative Agent’s reasonable satisfaction, notifies each Noteholder of the provisions of the financial covenants and the definitions set forth in Sections 1.1 and 8.19.

Section 8.21.                 Modification of Material Contracts. Neither Borrower nor any Subsidiary shall enter into an amendment or modification of any contract or agreement which could reasonably be expected to have a Material Adverse Effect.

Section 8.22.                 Limitations on Guaranties of Indebtedness. Concurrent with any Person becoming a guarantor or other obligor under any Indebtedness for Borrowed Money of the Borrower, the Borrower shall cause such Person to execute and deliver to the Administrative Agent, for the benefit of the Lenders, a guaranty of the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability hereunder, together with such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith, each of the above being in form and substance customary and appropriate for financings of this type so that after giving effect thereto, the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability hereunder rank at least pari passu in payment priority with all other unsecured Indebtedness for Borrowed Money.

Section 9.            Events of Default and Remedies.

        Section 9.1.           Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)            default in the payment when due of all or any part of the principal on any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation payable hereunder or under any other Loan Document;

(b)           default within three (3) Business Days of when due in the payment of all or any part of the interest on any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any fee or other Obligation payable hereunder or under any other Loan Document;

(c)           default in the observance or performance of any covenant set forth in Sections 8.1, 8.8, 8.9, 8.10, 8.19, 8.20, 8.21 or 8.22;

(d)           default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent;

(e)            any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(f)            any event occurs or condition exists (other than those described in subsections (a) through (e) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void;

(g)           default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating in excess of 3% of the Total Asset Value or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated); provided that if such default results solely from a payment not paid when due, there shall be a five (5) day cure period so long as the maturity date with respect to the subject Indebtedness for Borrowed Money has not been accelerated;

(h)           any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $25,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(i)             the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $25,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(j)             any Change of Control in respect of the Borrower shall occur;

(k)            the Borrower or any Unencumbered Asset Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(l);

(l)             a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Unencumbered Asset Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(k)(v) shall be instituted against the Borrower or any Unencumbered Asset Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days;

(m)           there shall be a determination from the applicable Governmental Authority from which no appeal can be taken that the Borrower’s tax status as a REIT has been lost; or

(n)           the Borrower at any time hereafter fails to cause the Common Stock of the Borrower to be duly listed on the New York Stock Exchange, Inc., the American Stock Exchange or the National Association of Securities Dealers Automated Quotation.

        Section 9.2.                   Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (k) or (l) of Section 9.1 has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Revolving Credit Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower deliver to the Administrative Agent Cash Collateral in an amount equal to 103% of the aggregate amount of each Letter of Credit then outstanding, and the Borrower agrees to immediately provide such Cash Collateral and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(d) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

        Section 9.3.                   Bankruptcy Defaults. (a)  When any Event of Default described in subsections (k) or (l) of Section 9.1 with respect to the Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately deliver to the Administrative Agent Cash Collateral in an amount equal to 103% of the aggregate amount of each Letter of Credit then outstanding, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit. In addition, the Administrative Agent may exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or under applicable law or in equity when any such Event of Default has occurred and is continuing.

(b)           At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the L/C Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.14(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

                (i)            Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the L/C Issuer, and agree to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuer as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)           Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 9.3 or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)          Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 9.3(b) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.15 the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

        Section 9.4.                   Collateral for Undrawn Letters of Credit. (a) If the provision of any Cash Collateral in respect of any or all outstanding Letters of Credit is required under Section 2.7(b), Section 2.14, Section 2.15, Section 9.2 or Section 9.3 above, the Borrower shall forthwith provide such Cash Collateral, to be held by the Administrative Agent as provided in subsection (b) below.

(b)           All Cash Collateral delivered pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability and Funds Transfer and Deposit Account Liability). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that, subject to the terms of Sections 2.14 and 2.15, (i) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 2.7(b), if any, at the request of the Borrower the Administrative Agent shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists, and (ii) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or 9.3, so long as no Letters of Credit, Commitments, Loans or other Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability remain outstanding, at the request of the Borrower, the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

         Section 9.5.                  Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 9.1(d) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 10.          Change in Circumstances.

Section 10.1.                Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2.                Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. Subject to Section 10.18, if on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)            the Administrative Agent determines (which determination shall be conclusive and binding on the Borrower that (i) deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or (ii) reasonable means do not exist for ascertaining the applicable LIBOR (including, without limitation, because the LIBOR Index Rate is not available or published on a current basis), or

(b)           the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended (and any existing Eurodollar Loans shall be automatically converted into Base Rate Loans upon the end of the applicable Interest Period therefor).

Section 10.3.                 Increased Cost and Reduced Return. (a) Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR) or the L/C Issuer;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the L/C Issuer or other Recipient, the Borrower will pay to such Lender, the L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any lending office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender or the L/C Issuer (with a copy to the Administrative Agent), the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 10.4.     Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or Affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 10.3 or to avoid the unavailability of Eurodollar Loans under Section 10.2, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.5.     Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 10.6.     Effect of a Benchmark Transition Event .

(a)            Replacing LIBOR.

(i)          On March 5, 2021, the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month LIBOR Index Rate tenor settings. On the earlier of (i) the date that all Available Tenors of LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii)            Subject to the proviso below in this paragraph, if a Term SOFR Event has occurred in respect to the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (a)(ii) shall not be effective until 30 days after the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice (or such later date as the Administrative Agent may select for effectiveness in the Term SOFR Notice). For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Event and may elect or not elect to do so in its sole discretion.

(b)            Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date written notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of the Base Rate based upon the Benchmark will not be used in any determination of the Base Rate.

(c)            Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)            Notice Standards for Decisions and Determination. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 10.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 10.6.

(e)            Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

Section 11.	The Administrative Agent.

Section 11.1.     Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of Montreal to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 11 are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 11.2.     Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.3.     Action by Administrative Agent; Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and

(iii)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)            Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2, 9.3, 9.4 and 12.11), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender, or the L/C Issuer.

(c)            Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty or obligation to any Lender or the L/C Issuer or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 7.1 or 7.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 11.4.     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.5.     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.6.     Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 11 and Section 12.13 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 11.7.     Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.8.     L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall each have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the L/C Issuer. Any resignation by the Person then acting as Administrative Agent pursuant to Section 11.6 shall also constitute its resignation or the resignation of its Affiliate as the L/C Issuer except as it may otherwise agree. If such Person then acting as the L/C Issuer so resigns, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Loans or fund risk participations in Reimbursement Obligations pursuant to Section 2.2. Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer (other than any rights to indemnity payments or other amounts that remain owing to the retiring L/C Issuer), and (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents other than with respect to its outstanding Letters of Credit, and (iii) upon the request of the resigning L/C Issuer, the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

Section 11.9.     Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “sustainability agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 11.10.     Authorization of Administrative Agent to File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under the Loan Documents including, but not limited to, Sections 2.10, 3.1, 10.3 and 12.13) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.1 and 12.13. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

Section 11.11.     Recovery of Erroneous Payments. Notwithstanding anything to the contrary in this Agreement, if at any time the Administrative Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender, L/C Issuer or other Secured Party, whether or not in respect of a Secured Obligation due and owing by any Loan Party at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender, each L/C Issuer and each other Secured Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender, L/C Issuer or other Secured Party that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Revolving Credit Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

Section 12.	Miscellaneous.

Section 12.1.     Taxes. (a)  Certain Defined Terms. For purposes of this Section, the term “Lender” includes the L/C Issuer and the term “applicable law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.10(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 12.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)            executed originals of IRS Form W-8ECI;

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)            to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)         Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 12.2.      Other Taxes. The Borrower agrees to pay on demand, and indemnify and hold the Administrative Agent, the Lenders, and the L/C Issuer harmless from, any Other Taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 12.3.      No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 12.4.     Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 12.5.      Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 12.6.      Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and the L/C Issuer of amounts sufficient to protect the yield of the Lenders and the L/C Issuer with respect to the Revolving Loans and Letters of Credit, including, but not limited to, Sections 2.10, 10.3, and 12.13, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 12.7.      Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)          the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 12.8.     Notices. (a) Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower, the Administrative Agent, or the L/C Issuer shall be addressed to its respective address or telecopier number set forth below:

to the Borrower:		to the Administrative Agent and L/C Issuer:

LTC Properties, Inc.		Bank of Montreal
2829 Townsgate Road, Suite 350		100 High Street, 26th Floor
Westlake Village, California 91361		Boston, Massachusetts 02110
Attention:	Chief Financial Officer	Attention:	Lloyd Baron
Telephone:	(805) 981-8655	Telephone:	(617) 960-2372
Telecopy:	(805) 981-8663

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b)          Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Sections 2.2, 2.3 and 2.6 if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)       Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)       Platform. (i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the L/C Issuer and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)       The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Subsidiary, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Subsidiary’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Subsidiary pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to this Section, including through the Platform.

Section 12.9.      Counterparts.   (a) This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. For purposes of determining compliance with the conditions specified in Section 7.2, the L/C Issuer and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the L/C Issuer or a Lender unless the Administrative Agent shall have received notice from such Lender or L/C Issuer prior to the Closing Date specifying its objection thereto.

(b)          Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronics Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.10.      Successors and Assigns. (a)     Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date specified in such Assignment and Acceptance) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)          Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment.

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.10(b)(i)(B) and, in addition:

(A)         the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities;

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)        the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)       Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (except no fee shall be required for an assignment by a Lender to an Approved Fund related to such Lender), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)         No Assignment to Borrower. No such assignment shall be made to (a) the Borrower or any of its Subsidiaries or any Affiliate of the Borrower or any Subsidiary or (b) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 12.7 and 12.13 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)      Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)      Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the L/C Issuer and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.8 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.11 that expressly relate to amendments requiring the unanimous consent of the Lenders in the Revolving Credit. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 10.3 and 12.1 (subject to the requirements and limitations therein, including the requirements under Section 12.1(g) (it being understood that the documentation required under Section 12.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.12 and 10.4 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 10.3 or 12.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.12 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.14 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.11.      Amendments. Subject to Sections 2.17 and 10.2, any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent or the L/C Issuer are affected thereby, the Administrative Agent or the L/C Issuer, as applicable; provided that:

(i)           no amendment or waiver pursuant to this Section 12.11 shall (A) increase any Revolving Credit Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder, it being agreed and understood that any change in any ratio used in the calculation of any interest or fees due hereunder (including any component definition thereof) shall not constitute a reduction in any rate of interest or fees hereunder; provided, however, that only the consent of the Required Lenders shall be necessary to amend the default rate provided in Section 2.8 or to waive any obligation of the Borrower to pay interest or fees at the default rate as set forth therein; and

(ii)        no amendment or waiver pursuant to this Section 12.11 shall, unless signed by each Lender, extend the Revolving Credit Termination Date, change the definition of Required Lenders, amend the waterfall provisions of Section 4.1, change the provisions of this Section 12.11 or affect the number of Lenders required to take any action hereunder or under any other Loan Document.

Notwithstanding anything to the contrary herein, (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Credit Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (2) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, (3) guarantees and related documents executed by the Borrower or any guarantor in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee or other document to be consistent with this Agreement and the other Loan Documents, and (4) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Section 2.13.

Section 12.12.      Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 12.13.      Costs and Expenses; Indemnification. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. The Borrower agrees to pay to the Administrative Agent, the L/C Issuer, and each Lender, and any other holder of any Obligations outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent, the L/C Issuer, such Lender, or any such holder, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower as a debtor thereunder). The Borrower further agrees to indemnify the Administrative Agent, the L/C Issuer, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof), the L/C Issuer, and their Related Parties, the administration and enforcement of this Agreement and the other Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower as a debtor thereunder), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Claim or Environmental Liability, including with respect to the actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary, and regardless of whether any Indemnitee is a party thereto (including, without limitation, any settlement arrangement arising from or relating to the foregoing); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. The Borrower, upon demand by the Administrative Agent, the L/C Issuer, or a Lender at any time, shall reimburse the Administrative Agent, the L/C Issuer, or such Lender for any legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the Indemnitee. The Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agrees that it will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section shall be payable promptly after demand therefor. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

Section 12.14.     Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the L/C Issuer or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.15.     Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 12.16.     Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York.

Section 12.17.     Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 12.18.      Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) the Borrower shall not be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) the Borrower shall not have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 12.19.      Construction. The parties acknowledge and agree, to the extent permitted by law, that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries.

Section 12.20.      Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and the L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or the L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and the L/C Issuer a partnership, association, joint venture or other entity.

Section 12.21.     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ and Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Administrative Agent, the L/C Issuer, or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, the L/C Issuer, or any Lender has advised or is advising the Borrower or any of its Subsidiaries on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent, the L/C Issuer, and the Lenders are arm’s-length commercial transactions between the Borrower, its Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the L/C Issuer, and the Lenders, on the other hand, (iii) the Borrower and its Subsidiaries have consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower and its Subsidiaries are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent, the L/C Issuer, and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, its Subsidiaries or any of their Affiliates, or any other Person; (ii) none of the Administrative Agent, the L/C Issuer, and the Lenders has any obligation to the Borrower, its Subsidiaries or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the L/C Issuer, and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower, any Subsidiary and their Affiliates, and none of the Administrative Agent, the L/C Issuer, and the Lenders has any obligation to disclose any of such interests to the Borrower, any Subsidiary or their Affiliates. To the fullest extent permitted by law, the Borrower, on behalf of itself and its Subsidiaries, hereby waives and releases any claims that it may have against the Administrative Agent, the L/C Issuer, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.22.      Submission to Jurisdiction; Waiver of Jury Trial. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York, New York for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower, the Administrative Agent, the L/C Issuer, and the Lenders hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

Section 12.23.     USA Patriot Act. Each Lender and the L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the L/C Issuer to identify the Borrower in accordance with the Act.

Section 12.24.     Confidentiality. Each of the Administrative Agent, the Lenders, and the L/C Issuer severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Revolving Credit Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of the Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.25.      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto (including any party becoming a party hereto by virtue of an Assignment and Assumption) acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 12.26.         Amendment and Restatement; No Novation. This Agreement shall become effective as of the date hereof, and supersede all provisions of the Prior Credit Agreement as of such date, upon the execution of this Agreement by each of the parties hereto and fulfillment of the conditions precedent contained in Section 7.2. This Agreement shall constitute for all purposes an amendment and restatement of the Prior Credit Agreement and not a new agreement and all obligations outstanding under the Prior Credit Agreement shall continue to be outstanding hereunder and shall not constitute a novation of the indebtedness or other obligations outstanding under the Prior Credit Agreement.

Section 12.27.        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)         In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)         As used in this Section, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)           a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii)          a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii)         a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Rights” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 12.28.        Equalization of Loans and Commitments. Upon the Closing Date, all loans outstanding under the Prior Credit Agreement shall remain outstanding as the initial Borrowing of Revolving Loans under this Agreement and, in connection therewith, the Borrower shall be deemed to have prepaid all outstanding Eurodollar Loans on the Closing Date; provided, that each Lender who is currently a party to the Prior Credit Agreement hereby agrees to forego and waive any compensation due such Lender under Section 2.10 of the Prior Credit Agreement as a result thereof.  On the Closing Date, the Lenders each agree to make such purchases and sales of interests in the outstanding Revolving Loans between themselves so that each Lender is then holding its relevant Revolver Percentage of outstanding Revolving Loans.  Such purchases and sales shall be arranged through the Administrative Agent and each Lender hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith.

[Signature Pages to Follow]

This Third Amended and Restated Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

LTC Properties, Inc.

By	/s/ Pamela Shelley-Kessler
Name: Pamela Shelley-Kessler
Title: Co-President, Chief Financial Officer and Corporate Secretary

[Signature Page to Third Amended and Restated Credit Agreement (LTC Properties, Inc.)]

“Administrative Agent and L/C Issuer”

Bank of Montreal, as Administrative Agent and as L/C Issuer

By	/s/ Lloyd Baron
	Name	Lloyd Baron
	Title	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement (LTC Properties, Inc.)]

“Lenders”

Bank of Montreal, as a Lender

By	/s/ Lloyd Baron
	Name	Lloyd Baron
	Title	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement (LTC Properties, Inc.)]

Citizens Bank, N.A., as a Lender

By	/s/ Thomas Shannon
	Name	Thomas Shannon
	Title	Officer

[Signature Page to Third Amended and Restated Credit Agreement (LTC Properties, Inc.)]

KeyBank National Association, as a Lender

By	/s/ Laura Conway
	Name	/s/ Laura Conway
	Title	Senior Vice President

[Signature Page to Third Amended and Restated Credit Agreement (LTC Properties, Inc.)]

MUFG Union Bank, N.A., as a Lender

By	/s/ Mark Mitchell
	Name	Mark Mitchell
	Title	Director

[Signature Page to Third Amended and Restated Credit Agreement (LTC Properties, Inc.)]

The Huntington National Bank, as a Lender

By	/s/ Michael J. Kinnick
	Name	Michael J. Kinnick
	Title	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement (LTC Properties, Inc.)]

Wells Fargo Bank, National Association, as a Lender

By	/s/ Darin Mullis
	Name	Darin Mullis
	Title	Managing Director

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